Exhibit 21.1

                     Amended Subsidiaries of the Registrant


(1)     Merit Realty, Inc.
(2)     Crossmann Communities Partnership
(3)     Crossmann Communities of Ohio, Inc.
(4)     Deluxe Homes of Lafayette, Inc.
(5)     Crossmann management, Inc.
(6)     Deluxe Aviation, Inc.
(7)     Crossmann Investments, Inc.
(8)     Crossmann Mortgage Corp.
(9)     Cutter Homes, Ltd.
(10)    Crossmann Communities of Tennessee, LLC
(11)    Crossmann Communities of North Carolina, Inc.
(12)    Pinehurst Builders, LLC
(13)    Trinity Homes, LLC
(14)    Meridian Structural Insurance Risk Retention Group, Inc.
(15)    Deluxe Homes of Ohio, Inc.
(16)    Builders' Link, Inc.
(17)    Crossmann-Habitat, LLC
(18)    Crossmann Realty Co.
(19)    Merit Realty of Tennessee, Inc.
(20)    Paragon Title, LLC